AMENDMENT NO. 6
TO
CONVERTIBLE PROMISSORY NOTE

This AMENDMENT No. 6 (this "**Amendment**") is entered into by and between Company and Holder (each as defined below), effective as of August 1, 2020 (the "**Effective Date**"), binding on the undersigned parties as of that date.

RECITALS

IOTA COMMUNICATIONS, INC. ("**Company**") and LGH Investments, LLC ("**Holder**") entered into that certain Convertible Promissory Note (the "**Note**") dated May 21, 2019 in the amount of $330,000.00. Capitalized terms not otherwise defined have the meaning set forth in the Note.

WHEREAS, the Note became due in full on November 30, 2019 ("**Maturity Date**").

WHEREAS, on November 29, 2019, the parties amended the note to extend the Maturity Date to January 31, 2020.

WHEREAS, on January 30, 2020, the parties amended the note to extend the Maturity Date to March 31, 2020.

WHEREAS, on April 1, 2020, the parties amended the note to extend the Maturity Date to May 1, 2020.

WHEREAS, on May 5, 2020, the parties amended the note to extend the Maturity Date to June 1, 2020.

WHEREAS, on June 1, 2020, the parties amended the note to extend the Maturity Date to July 31, 2020.

WHEREAS, the Note has become due and the Company is unable to pay the outstanding balance due under the Note.

WHEREAS, the parties have agreed to extend the Maturity Date of the Note subject to the conditions contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Extension of Maturity Date. The Maturity Date of the Note is amended and extended from July 31, 2020 to November 30, 2020.

2. **Compensation for Extension**. In exchange for the extension of the Maturity Date, $40,000.00 shall be added to the principal amount outstanding on the Note between the Company and Holder as of the Effective Date hereof.

3. **Conversion Price**. The Conversion Price in section 3(a)(ii) shall permanently be changed to equal $0.12 (twelve) cents.

4. **Effectiveness; Conflict**. Except as modified hereby, the Note and terms thereof shall remain in full force and effect. On and after the effectiveness of this Amendment, each reference in the Notes to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Note, as amended by this Amendment. To the extent the terms of this Amendment conflict with any provision of the Note or any of the documents referenced therein, then the provisions of this Amendment shall control.

5. **Counterparts**. This Amendment may be executed by facsimile transmission and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

COMPANY

IOTA COMMUNICATIONS, INC.

BY: ______________________

Authorized Officer

HOLDER

LGH INVESTMENTS, LLC

BY: ______________________

Authorized Officer

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[SIGNATURE PAGE TO AMENDMENT NO 6. TO THE CONVERTIBLE PROMISSORY NOTE]